Exhibit 99.1

Interline Brands Announces Initial Settlement of Tender Offer

Jacksonville, Florida (November 16, 2010) - Interline Brands, Inc., a New Jersey corporation (the "Company") and a wholly-owned subsidiary of Interline Brands, Inc., a Delaware corporation (NYSE: IBI), announced today the early tender and consent solicitation results from its previously announced offer to purchase for cash (the "Offer") any and all of its outstanding 8 1/8% Senior Subordinated Notes due 2014 (the "Notes") pursuant to the Offer to Purchase and Consent Solicitation Statement, dated November 1, 2010 (the "Statement"). In conjunction with the Offer, the Company solicited consents to the adoption of amendments (the "Proposed Amendments") to the indenture governing the Notes (the "Indenture") and to the execution of a supplemental indenture effecting the Proposed Amendments (the "Fourth Supplemental Indenture").

As of November 15, at 5:00 p.m., New York City time, (the "Consent Deadline"), the Company received the requisite consents to enter into the Fourth Supplemental Indenture, dated November 15, 2010, among the Company, the guarantors under the Indenture and The Bank of New York Mellon Trust Company, N.A., as trustee. The Fourth Supplemental Indenture became effective on November 15, 2010 upon execution by the parties thereto and the Proposed Amendments eliminating most of the restrictive covenants and certain of the events of default contained in the Indenture became operative on November 16, 2010, when the Company accepted for purchase more than a majority in principal amount of the outstanding Notes.

On November 16, 2010 (the "Initial Settlement Date"), the Company accepted and purchased $135,573,000 principal amount of the outstanding Notes (or 90% of the outstanding Notes) in the Offer for a purchase price equal to $1,043.13, plus accrued and unpaid interest, for each $1,000 principal amount of the Notes purchased. After giving effect to the Notes purchased on the Initial Settlement Date, an aggregate of $15,108,000 principal amount of the Notes currently remains outstanding.

The Offer will expire at 11:59 p.m., New York City time, on November 30, 2010, unless extended or earlier terminated (the "Expiration Time"). Holders of Notes who validly tender their Notes on or prior to the Expiration Time, and whose Notes are accepted for purchase, will receive consideration equal to $1,013.13 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the final settlement date, which is expected to be promptly after the date on which the Expiration Time occurs.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell with respect to any securities. The Offer is only being made pursuant to the terms of the Statement. The Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of the Company, Interline Brands, the dealer managers and solicitation agents, the information agent and depositary or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Existing Notes in the Offer or deliver their consent to the proposed amendments.

About Interline

Interline Brands, Inc. is a leading distributor and direct marketer with headquarters in Jacksonville, Florida. Interline provides maintenance, repair and operations products to a diversified customer base made up of facilities maintenance professionals, professional contractors, and specialty distributors primarily throughout North America, Central America and the Caribbean. For more information, visit the Company's website at http://www.interlinebrands.com.

Safe Harbor Statements

The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. Interline has tried, whenever possible, to identify these forward-looking statements using words such as "projects," "anticipates," "believes," "estimates," "expects," "plans," "intends," and similar expressions. Similarly, statements herein that describe Interline's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. The risks and uncertainties involving forward-looking statements include the risks described in Interline's Annual Report on Form 10-K for the fiscal year ended December 25, 2009 and its Quarterly Reports on Form 10-Q for the quarters ended March 26, 2010, June 25, 2010 and September 24, 2010. These statements reflect Interline's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time.

CONTACT: Interline Brands, Inc.

Lev Cela

904-421-1441